TRANSITION CONSULTING SERVICES AGREEMENT

This Transition Consulting Services Agreement (the “Agreement”) is made effective August 30, 2016 (the “Effective Date”), by and between Mike Yoshida (“Employee”) and U.S. Auto Parts Network, Inc., its officers, directors, employees, foreign and domestic subsidiaries, benefit plans and plan administrators, affiliates, agents, joint ventures, attorneys, successors and/or assigns (collectively referred to as “Company”).
RECITALS
Employee is currently employed by the Company, and Employee and the Company desire to end their employment relationship following the Effective Date and to transition Employee to a part time consultant for a limited period of time as set forth herein. As a demonstration of that desire, Employee shall resign effective September 2, 2016 (the “Resignation Date”). In addition, on the Resignation Date, Employee shall transition to a part-time consultant through October 31, 2016 or such earlier date as determined by the Company (the “Consultancy Termination Date”) pursuant to the terms of this Agreement (the period between the Resignation Date and the Consultancy Termination Date, the “Transition Period”). The Company expressly disclaims any wrongdoing or any liability to Employee. This Agreement and compliance with it shall not be construed as an admission by the Company of any liability or violation to the rights of Employee or any other person or as a violation of any order, law, statute duty or contract whatsoever as to Employee or any person.
AGREEMENTS
Based upon the foregoing, and in consideration of the mutual promises contained in this Agreement, Employee and the Company agree, effective upon the date of execution by Employee, as follows:
1.Consulting Services.

(a)Transition Period. On the Resignation Date, Employee hereby resigns as an employee of the Company and any of its affiliates and subsidiaries and transitions to a part-time consultant for the duration of the Transition Period. During the Transition Period, Employee shall perform transitional accounting services on an as requested basis by the Company’s Chief Financial Officer (the “Consulting Services”) in an amount not to exceed twenty (20) hours per week during the Transition Period. Employee shall devote his best efforts, attention and energies to the business and interests of the Company while performing the Consulting Services consistent with the terms of this Agreement. Notwithstanding the foregoing, the Company may terminate the Consulting Services at any time during the Transition Period upon written notice to Employee, following which Employee’s Services (as defined in the Company’s 2007 Omnibus Incentive Plan) shall cease.
(b)Compensation and Benefits. As consideration for Employee’s Consulting Services during the Transition Period, Employee will be paid a rate of $112.96 per hour. Employee shall invoice Company monthly in arrears for the Consulting Services. Payment for the Consulting Services shall be due thirty (30) days from receipt of invoice. Following the Resignation Date, Employee shall also be eligible to receive reimbursement for any reasonable business expenses incurred prior to the Resignation Date in accordance with the Company’s standard policies.

2.Tax Liability. Employee assumes full responsibility for any and all taxes, interest and/or tax penalties that may ultimately be assessed upon any payments made by Company provided hereunder. In the event that any taxing authority seeks to collect taxes, interest and/or penalties from the Company on the consideration conveyed to Employee under this Agreement, Employee will hold the Company harmless from any and all claims for such taxes, interest and/or tax penalties and will indemnify the Company against any such tax-related claims.

3.Acknowledgment. The Company will pay Employee all regular salary, expenses, commissions, distributions, and Company benefits due and owing as of the Resignation Date, less appropriate withholdings and is not owed any monies allowed, including but not limited to those required under the California Labor Code, as of the Resignation Date. This sum is not consideration for this Agreement. The Company will pay Employee for any vacation days that Employee has accrued but has not used as of the Resignation Date. This sum is likewise not consideration for this Agreement. Information regarding the transfer or distribution of Employee’s USAP 401(k) Retirement Plan account (if applicable) will be provided to Employee under separate cover by Fidelity Investments Consideration following the Resignation Date. Employee further acknowledges and agrees that the 17,087 Performance Restricted Stock Units (the “PRSU Awards”) granted to him under the Performance Restricted Stock Unit Award Agreement, dated January 21, 2016 (the “PRSU Agreement”) and any annual cash bonus related thereto, shall be forfeited on the Resignation Date. Any outstanding option awards granted to Employee shall continue to vest and remain outstanding in accordance with their respective terms set forth in the option agreements issued to Employee.

4.Non-Admission of Liability.

The Company hereby disclaims any wrongdoing against Employee. Indeed, Employee agrees that neither this Agreement, nor the furnishing of the consideration for the release contained herein shall be deemed or construed at any time for any purpose as an admission by Company of any liability or unlawful conduct of any kind.
5.Release.

(a)Employee, on behalf of Employee, Employee’s spouse, successors, heirs, and assigns, hereby forever relieves, releases, and discharges the Company as well as its past, present and future officers, directors, administrators, shareholders, employees, agents, successors, subsidiaries, parents, assigns, representatives, brother/sister corporations, and all other affiliated or related corporations, all benefit plans sponsored by the Company, and entities, and each of their respective present and former agents, employees, or representatives, insurers, partners, associates, successors, and assigns, and any entity owned by or affiliated with any of the above (collectively, the “Released Parties”), from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of any act or omission occurring before Employee’s execution of this Agreement, including but not limited to any claims based on, arising out of, or related to Employee’s employment with, or the transitioning of and/or ending of Employee’s employment with the Company, any claims arising from rights under federal, state, and local laws relating to the regulation of federal or state tax payments or accounting; federal, state or local laws that prohibit harassment or discrimination on the basis of race, national origin, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment or discrimination or related cause of action (including but not limited to failure to maintain an environment free from harassment and retaliation, inappropriate comments or touching and/or “off-duty” conduct of other Company employees); statutory or common law claims of any kind, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income

Security Act of 1971, as amended, The Americans with Disability Act of 1990, as amended, the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et. seq., the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002, the California Family Rights Act (Cal. Govt. Code § 12945.2 et. seq.), the California Fair Employment and Housing Act (Cal. Govt. Code § 12900 et. seq.), statutory provision regarding retaliation/discrimination for filing a workers’ compensation claim under Cal. Labor Code § 132a, California Unruh Civil Rights Act, California Sexual Orientation Bias Law (Cal. Lab. Code § 1101 et. seq.), California AIDS Testing and Confidentiality Law, California Confidentiality of Medical Information (Cal. Civ. Code § 56 et. seq.), contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever; any claims for severance pay, sick leave, family leave, liability pay, overtime pay, vacation, life insurance, health insurance, continuation of health benefits, disability or medical insurance, or Employee’s 401(k) rights or any other fringe benefit or compensation, including but not the PRSU Agreement, PRSU Awards, or any annual cash bonus related thereto; any claim for damages or declaratory or injunctive relief of any kind. The Parties agree and acknowledge that the release contained in this Paragraph 5 does not apply to any vested rights Employee may have under any 401(k) Savings Plan with the Company. Employee represents that at the time of the execution of this Agreement; Employee suffers from no work-related injuries and has no disability or medical condition as defined by the Family Medical Leave Act. Employee represents that Employee has no workers’ compensation claims that Employee intends to bring against the Company. Employee understands that nothing contained in this Agreement, including, but not limited to, this Paragraph 5, will be interpreted to prevent Employee from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency, including the Equal Employment Opportunity Commission. Employee further acknowledges that this release also releases the Company for all claims of unpaid wages, including unpaid overtime wages, related to Employee’s employment with the Company and subject to the terms of this Agreement.

(b)Mistakes in Fact; Voluntary Consent. The Parties, and each of them, expressly and knowingly acknowledges that, after the execution of this Agreement, the Parties may discover facts different from or in addition to those that they now know or believe to be true with respect to the claims released in this Agreement. Nonetheless, this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts and Employee intends to fully, finally, and forever settle and release those claims released in this Agreement. In furtherance of such intention, the release given in this Agreement shall be and remain in effect as a full and complete release of such claims, notwithstanding the discovery and existence of any additional or different claims and each Parties assume the risk of misrepresentations, concealments, or mistakes, and if the Parties should subsequently discover that any fact relied upon in entering into this Agreement was untrue, that any fact was concealed, or that Employee’s understanding of the facts or law was incorrect, Employee shall not be entitled to set aside this Agreement or the settlement reflected in this Agreement or be entitled to recover any damages on that account.

(c)Section 1542 of the California Civil Code. Employee expressly waives any and all rights and benefits conferred upon Employee by Section 1542 of the California Civil Code, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN EMPLOYEE’S FAVOR AT THE TIME

OF EXECUTING THE RELEASE, WHICH IF KNOWN BY EMPLOYEE MUST HAVE MATERIALLY AFFECTED EMPLOYEE’S SETTLEMENT WITH THE DEBTOR.
Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Released Parties, Employee expressly acknowledges this General Release is intended to include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and that this General Release contemplates the extinguishment of any such claim. Employee warrants that Employee has read this General Release, including this waiver of California Civil Code section 1542, and that Employee has consulted counsel about this Agreement and specifically about the waiver of section 1542, and that Employee understands this Agreement and the section 1542 waiver, and so Employee freely and knowingly enters into this Agreement. Employee acknowledges that Employee may later discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this General Release, and even so Employee agrees that the releases and agreements contained in this General Release shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to Employee relating thereto. Employee hereby expressly waives and relinquishes all rights and benefits under the foregoing section and any law of any other jurisdiction of similar effect with respect to Employee’s release of any unknown or unsuspected claims herein.
Accordingly, Employee knowingly, voluntarily and expressly waives any rights and benefits arising under Section 1542 of the California Civil Code and any other statute or principle of similar effect.
(d)No Lawsuits. Employee agrees to take any and all steps necessary to insure that no lawsuit arising out of any claim released herein shall ever be prosecuted by Employee or on Employee’s behalf in any forum, and hereby warrants and covenants that no such action has been filed or shall ever be filed or prosecuted. Employee also agrees that if any claim is prosecuted in Employee’s name before any court or administrative agency that Employee waives and agrees not to take any award or other damages from such suit to the extent permissible under applicable law.

(e)Confidentiality / Non-disparagement. Employee agrees to keep the terms and amounts of this Agreement confidential and agree not to disclose any such information to any person other than Employee’s present or future attorneys, accountants, tax advisors, immediate family, or as may be required in response to a court order, subpoena, or valid inquiry by a government agency or regulator. Employee further agrees that, if any information concerning the terms of this Agreement is revealed as permitted by this paragraph, Employee shall inform the recipient of the information that it is confidential. Employee agrees to direct all requests for references to Human Resources Department. The confidentiality obligations contained in this paragraph shall be in addition to any other confidentiality agreements between the Parties. Notwithstanding the foregoing, nothing in this Agreement shall be construed as precluding disclosure where such disclosure is required and compelled by law. In the event that Employee is required and compelled by law to disclose any such matters, Employee will first give fifteen (15) days advance written notice (or, in the event that it is not possible to provide fifteen (15) days written notice, as much written notice as is possible under the circumstances) to the Company so that the Company may present and preserve any objections that it may have to such disclosure and/or seek an appropriate protective order. Employee acknowledges and agrees that this paragraph is a material inducement to the Company’s entering into this Agreement, and further acknowledges and agrees that any breach of this paragraph shall be subject to a claim for damages or equitable relief (or both), including but not limited to injunctive relief. Additionally, Employee agrees that Employee shall refrain from making any negative, disparaging or derogatory comments about the Company, including but not limited to, any public or private remarks or statements that would injure the business or reputation of the Company, or its officers, managers, members, directors, partners, agents or employees.

6.Confidential and Proprietary Information / Return of Company Property. Employee acknowledges that as a result of Employee’s employment with the Company, Employee has had access to the Company’s confidential and proprietary business information, including, but not limited to, product information, pricing strategies, vendor and supplier information, business plans, research and development activities, manufacturing and marketing techniques, technological and engineering data, processes and inventions, legal matters affecting the Company and its business, customer and prospective customers information, trade secrets, bid prices, contractual terms and arrangements, prospective business transactions, and financial and business forecasts (“Confidential Information”). Employee also acknowledges and reaffirms Employee’s compliance and ongoing obligation to comply with that certain Confidential Information and Invention Assignment Agreement, dated August 17, 2009, entered into with the Company, and that certain Confidentiality and Non-Disclosure Agreement, dated August 17, 2009, entered into with the Company. Confidential Information also includes information, knowledge or data of any third party doing business with the Company that the third party has identified as being confidential. Employee agrees not to use or to disclose to anyone any Confidential Information at any time in the future without the prior written authorization of the Company, unless ordered to do so by a court of competent jurisdiction. In the event of any such court order, Employee agrees to promptly notify the Company and to afford the Company the opportunity to take appropriate legal action prior to Employee’s disclosure of any Confidential Information.
Employee understands and acknowledges that whether or not Employee signs this Agreement, Employee has both a contractual and common law obligation to protect the confidentiality of the Company’s trade secret information after the termination of Employee’s employment for so long as the information remains confidential. Employee further agrees to immediately return all Company property in Employee’s possession, including but not limited to all materials, documents, photographs, handbooks, manuals, electronic records, files, laptop computer, cellular telephones, keys and access cards, no later than two days after the Resignation Date and Employee certifies that Employee has not and will not retain any Company property, trade secret or other operating or strategic information, provided however, Employee make retain his Company provided computer and phone during the Transition Period.
7.Non-solicitation. Employee will not directly or indirectly during the Transition Period or for a period of one (1) year following the Consultancy Termination Date, attempt to disrupt, damage, impair or interfere with the Company's business by raiding or hiring any of the Company's employees or soliciting any of them to resign from their employment by the Company, or by disrupting the relationship between the Company and any of its consultants, agents, representatives, vendors, customers and other business partners. Employee acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

8.Remedies. Employee understands and agrees that in the event Employee violates any provision of this Agreement, including the provisions set forth in Paragraphs 5, 6, or 7, then the Company shall have the right, among other things, (a) to apply for and receive an injunction to restrain any violation of this Agreement; and (b) to immediately terminate the Consulting Services. The remedies available to the Company pursuant to this Paragraph 8 are in addition to, and not in lieu of, any remedies which may be available under statutory and/or common law relating to trade secrets and the protection of the Company’s business interest generally.

9.Nonassignment. Employee represents and warrants that Employee has not assigned or transferred any portion of any claim or rights Employee has or may have to any other person, firm, corporation or any other entity, and that no other person, firm, corporation, or other entity has any lien or interest in any such claim.

10.Consideration and Revocation Period. Employee may revoke Employee’s release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of Employee’s intent to revoke Employee’s release within seven (7) calendar days following Employee’s execution of this Agreement. Employee understands that any such revocation must be in writing and delivered by hand or by certified mail - return receipt requested - within the applicable period to Human Resources Department, 16941 Keegan Avenue, Carson, California 90746. Employee understands that if Employee exercises Employee’s right to revoke, then the Company will have no obligations under this Agreement to Employee or to others whose rights derive from Employee.

The Agreement shall not become effective or enforceable, until the revocation period identified above has expired. The terms of this Agreement shall be open for acceptance by Employee for a period of twenty-one (21) calendar days. Employee understands that Employee should, and the Company hereby advises Employee to, consult with legal counsel regarding the releases contained herein and to consider whether to accept the Company’s offer and sign the Agreement. Employee acknowledges that it has been Employee’s decision alone whether or not to consult with counsel regarding this Agreement. Employee acknowledges that no proposal or actual change that Employee or Employee’s counsel makes with respect to this Agreement will restart the 21-day period.
Employee acknowledges that Employee was permitted to use as much of the 21-day consideration period as Employee wished prior to signing, but by Employee’s signature below Employee acknowledges that Employee has chosen to voluntarily execute this Agreement earlier and to waive the remaining days of such 21-day period.
11.Miscellaneous Provisions

(a)Integration. This Agreement, together with that certain Confidential Information and Invention Assignment Agreement, dated August 17, 2009, entered into with the Company, and that certain Confidentiality and Non-Disclosure Agreement, dated August 17, 2009, entered into with the Company, constitutes a single, integrated written contract expressing the entire Agreement of the parties concerning the subject matter referred to in this Agreement. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any party to this Agreement, except as specifically set forth in this Agreement. All prior and contemporaneous discussions, negotiations, and agreements have been and are merged and integrated into, and are superseded by, this Agreement.
(b)Modifications. No modification, amendment, or waiver of any of the provisions contained in this Agreement shall be binding upon any party to this Agreement unless made in writing and signed by both parties.

(c)Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

(d)Non-Reliance on Other Parties. Except for statements expressly set forth in this Agreement, no party has made any statement or representation to any other party regarding a fact relied on by the other party in entering into this Agreement, and no party has relied on any statement, representation, or promise of any other party, or of any representative or attorney for any other party, in executing this Agreement or in making the settlement provided for in this Agreement.

(e)Negotiated Agreement. The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the parties. Accordingly, no party shall be deemed to be the drafter of this Agreement.

(f)Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the heirs, successors, and assigns of the parties hereto and each of them. In the case of the Company, this Agreement is intended to release and inure to the benefit of any affiliated corporations, parent corporations, brother-sister corporations, subsidiaries (whether or not wholly owned), divisions, shareholders, officers, directors, agents, representatives, principals, and employees.

(g)Applicable Law; Venue. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California without taking into account conflict of law principles. Employee and the Company agree to submit to personal jurisdiction in the State of California and to venue in its courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(h)Attorneys’ Fees. In the event suit is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to receive, in addition to any other relief, reasonable attorneys’ fees and costs.

(i)Restrictions on Selling Stock of Company. The Company and Employee agree that from and after the Resignation Date, Employee will continue to be subject to the Company’s insider trading policy until the Company’s first open trading window following the Consultancy Termination Date.

(j)This Agreement may be executed via facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the parties.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE, THAT BY SIGNING THIS AGREEMENT, EMPLOYEE HAS UTILIZED OR WAIVES THE 21-DAY CONSULTING PERIOD, AND THAT EMPLOYEE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

Employee:	U.S. Auto Parts Network, Inc.:

/s/ Michael Yoshida	/s/ Neil Watanabe
Signature	Signature

8/30/2016	8/30/2016
Date	Date